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                                                                    Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS




To Board of Directors
Resource Bankshares Corporation

We consent to the incorporation by reference in the Registration Statement No. 333-____ on Form S-8 of Resource Bankshares Corporation of our report dated January 30, 2001, relating to the consolidated balance sheets of Resource Bankshares Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders equity, and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10K of Resource Bankshares Corporation.



                                                      /s/ Goodman & Company, LLP

Norfolk, Virginia
August 30, 2001